Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction
DriveTime Sales and Finance Company, LLC	Arizona
DriveTime Car Sales Company, LLC	Arizona
Drake Property & Casualty Insurance Company	Arizona
DriveTime Ohio Company, LLC	Arizona
Carvana, LLC	Arizona
Driver’s Seat, LLC	Delaware
Inilex, Inc.**	Arizona
DT-WF SPE I, LLC	Delaware
GO Auto Exchange, LLC	Arizona
DT Acceptance Corporation*	Arizona
DT Credit Company, LLC	Arizona
DT Jet Leasing, LLC	Arizona
7300 East Hampton LLC	Arizona
DT Warehouse, LLC	Delaware
DT Warehouse II, LLC	Delaware
DT Warehouse IV, LLC	Delaware
DT Warehouse V, LLC	Delaware
DT Receivables Company 10-1, LLC	Delaware
DT Receivables Company 11-1, LLC	Delaware
DT Receivables Company 11-2, LLC	Delaware
DT Receivables Company 11-3, LLC	Delaware
DT Receivables Company 12-1, LLC	Delaware
DT Receivables Company 12-2, LLC	Delaware
DT Receivables Company 13-1, LLC	Delaware
DT Receivables Company 13-2, LLC	Delaware
DT Funding, LLC	Delaware
* DT Acceptance Corporation (“DTAC”) is a sister company to, and operates collectively under common control with, DriveTime Automotive Group, Inc. (“DTAG”). DTAC and its subsidiaries are consolidated with DTAG for financial reporting purposes.
** In June 2013 DriveTime acquired a 51% controlling interest in Inilex.